Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz CFO - SVP Finance & Treasurer 1 866 447 8636 irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov 011-972-3-516-7620 roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby / David Burke 212-896-1214 / 212-896-1236 / 212-896-1258 jcorbin@kcsa.com / mcsaby@kcsa.com / dburke@kcsa.com

AMPAL-AMERICAN ISRAEL DEBENTURES PLACED ON WATCHLIST BY MIDROOG LTD

Tel Aviv, Israel – June 12, 2008 - Ampal-American Israel Corporation (NASDAQ: "AMPL") announced today that Midroog Ltd. (an affiliate of Moody's Investors Service) has placed Ampal's A2 rating for its Series A and Series B Debentures on its "Watchlist”. Midroog announced that it took this action following statements that the Egyptian Government is reconsidering the sale prices of natural gas to its customers abroad, including sales to the Israeli market, due to the rapid rise of world natural gas prices.

Midroog also noted that East Mediterranean Gas Company S.A.E. (“EMG”), which has contracted to purchase natural gas from Egypt for sale to the Israeli market, may be affected, and both the prices at which EMG will be purchasing natural gas in Egypt and the prices at which EMG will be selling natural gas to its customers in Israel are likely to increase. Ampal owns approximately 12.5% of EMG.

Midroog further stated that if EMG’s margins are negatively affected, Ampal’s anticipated dividends from EMG may decrease, potentially having an adverse affect on Ampal’s ability to repay its debts.

Midroog said that it anticipates the pricing of Egyptian natural gas will be clarified in the near future and at that time Midroog will review Ampal's rating.

About Ampal:

Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. The Company is seeking opportunistic situations in a variety of industries, with a focus on energy and related sectors. The Company’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.